Exhibit 99.1

For Immediate Release

NeurogesX, Inc Stephen Ghiglieri (650) 358-3310	The Ruth Group Investors / Media Stephanie Carrington / Jason Rando (646) 536-7017 / 7025 scarrington@theruthgroup.com jrando@theruthgroup.com

NeurogesX Announces Preliminary Results from Second Phase 3 Clinical Trial in HIV-DSP

Primary and Secondary Endpoints Do Not Achieve Statistical Significance

Company Affirms Plans to File NGX-4010 NDA in 2008

Schedules Investor Conference Call at 5:00 p.m. EST

San Mateo, Calif., (February 27, 2008) – NeurogesX, Inc. (NASDAQ: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced preliminary top-line results from study C119, its second Phase 3 clinical trial of NGX-4010, the Company’s dermal patch drug candidate, in patients with HIV-distal sensory polyneuropathy (HIV-DSP). The prespecified analysis of the primary endpoint, comparing all patients treated with NGX-4010 compared to all patients treated with the control patch, did not meet statistical significance (p=0.1), with the overall NGX-4010 treatment group achieving a 29.5% reduction in pain from baseline over weeks 2 to 12 compared to a 24.6% reduction for the control group. The results were confounded by a much higher than anticipated control group response overall and, in particular, in the 60-minute control arm.

Dr. Jeffrey Tobias, Chief Medical Officer, commented, “We observed responses in the NGX-4010 treatment arms consistent with what we have seen in multiple previous studies. However, the response in the 60-minute control group was greater than anticipated. We are encouraged that the safety profile of this study supports the lack of any observed major safety issues associated with NGX-4010 and that treatment with NGX-4010 was well tolerated. Since these results are preliminary, we have more analysis to carry out on this data. However, our initial evaluation of the data suggests that the NGX-4010 treatment arms behaved similarly to our other studies and there was a trend in favor of treatment. We will continue to evaluate whether the cumulative clinical data from our clinical studies may be able to support evidence of efficacy in HIV-DSP.”

The study, a multi-center, double-blind, controlled Phase 3 clinical trial in a total of 494 patients, was similar in design to the Company’s previous successfully completed phase 3 study in HIV-DSP. Study C119 contained two treatment arms (30-minute and 60-minute arms) for both NGX-4010 and a control patch containing a low concentration of the same active ingredient as NGX-4010. When looking at the individual treatment arms, the 30-minute group treated with NGX-4010 achieved a 26.1% reduction in pain from baseline compared to 19.1% for the control group (p=0.1) and the 60-minute group treated with NGX-4010 achieved a 32.8% reduction in pain from baseline compared to 30.1% for the control group (p=0.5). Secondary endpoints also did not achieve statistical significance.

Anthony DiTonno, Chief Executive Officer, commented, “We remain focused on our overall goal of achieving commercial launch of NGX-4010 in 2009. We are on track to file a new drug application (NDA) with the U.S. Food and Drug Administration (FDA) later this year in postherpetic neuralgia (PHN), and are continuing with the Marketing Authorization Application (MAA) under the centralized procedure in the Europe Union where our application for approval was accepted by the European Medicines Agency (EMEA) in September of last year. We expect to consult with both regulatory agencies in the coming weeks to discuss how the results of this most recently completed trial, when taken in the context of the entire clinical development record of NGX-4010, which has been studied in over 1,600 patients, may support gaining an approval broader than the potential PHN indication.”

NGX-4010 is a dermal patch containing capsaicin, a selective TRPV1 agonist, designed to manage peripheral neuropathic pain. The Company has previously completed three Phase 3 studies in PHN, of which two met their primary endpoint. In those studies, a single, 60-minute treatment with NGX-4010 applied directly to the site of pain reduced pain for up to 12 weeks. In addition to being studied in PHN, NGX-4010 was also studied in a successful Phase 3 clinical trial in painful HIV-DSP.

Regulatory and Commercialization Plans for NGX-4010

NeurogesX submitted an MAA, which was accepted by the EMEA under the centralized filing procedure in September 2007. The Company’s MAA seeks approval in the European Union for a broad indication of peripheral neuropathic pain, which includes PHN, HIV-DSP and painful diabetic neuropathy (PDN), among others. The Company is evaluating strategies regarding its MAA that may include adding to the dossier the Company’s second successful Phase 3 study in PHN and this most recent study in HIV-DSP to potentially support a broad label approval, or potentially a subset of indications. The Company expects to submit an NDA with the FDA in the second half of 2008 for PHN and will discuss with the agency the path forward for attaining approval for HIV-DSP.

NeurogesX has retained exclusive worldwide commercialization rights for NGX-4010 and intends to establish a focused specialty sales force in the United States to address its target market of pain centers and physicians. NeurogesX intends to enter into commercial partnerships for marketing and distribution outside the United States.

Conference Call and Webcast Information

A conference call to review the results of the C119 trial will begin at 5:00 p.m. EST (2:00 p.m. PDT) on February 27, 2008 and will be hosted by Anthony DiTonno, President and Chief Executive Officer, Jeffrey Tobias, Chief Medical Officer, and Stephen Ghiglieri, Chief Financial Officer.

The conference call dial-in numbers are 1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning February 27, 2008 at 7:00 p.m. EST (4:00 p.m. PST) and ending on March 12, 2008. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International), Account Number: 3055, Conference ID Number: 276693.

A live web cast of the call will also be available from the Investor Relations section on the Company’s web site at http://www.neurogesx.com. A web cast replay can be accessed on the Company’s web site beginning February 27, 2008, at approximately 7:00 p.m. EST. The replay will remain available until March 27, 2008.

About NGX-4010

NGX-4010 is a non-narcotic, locally-acting analgesic formulated in a dermal patch containing capsaicin, a selective TRPV1 agonist. Capsaicin is released from the patch and absorbed into the skin without significant absorption into the bloodstream. Accordingly, users of NGX-4010 may be able to avoid the systemic side effects of anti-convulsants, anti-depressants and opioids, including sedation and the potential for abuse and addiction associated with some of these drugs. NGX-4010 is administered in a physician’s office in a non-invasive process that involves pre-treating the painful area with a topical anesthetic followed by the application of the patch. NGX-4010 has been shown to reduce pain for up to 12 weeks in certain neuropathic pain conditions.

About PHN and HIV-DSP

PHN is a painful condition affecting sensory nerve fibers. It is a complication of shingles, a second outbreak of the varicella-zoster virus, which initially causes chickenpox. Following an initial infection, some of the virus can remain dormant in nerve cells. Years later, age, illness, stress, medications or other factors that are not well understood can lead to reactivation of the virus. The rash and blisters associated with shingles usually heal within six weeks, but some people continue to experience pain for years thereafter. This pain is known as postherpetic neuralgia. PHN may occur in almost any area, but is especially common on the torso.

According to the Centers for Disease Control, there are approximately 1.0 million cases of shingles in the United States each year, and approximately one in five develop PHN. According to Jain BioPharma, in 2005 there were approximately 500,000 people in the United States living with PHN.

HIV-DSP is caused primarily by three factors: direct activation of cells known as sensory neurons by the HIV virus, the immune system’s fight against the infection, and the drugs administered to treat HIV. Painful HIV-DSP is characterized by significant pain in the feet and hands.

According to Frost & Sullivan, neuropathic pain affects approximately 15% of the HIV infected community. According to the CDC, in 2005 there were 956,000 people in the United States infected with HIV. There are currently no specific treatments approved in the United States or Europe for HIV-DSP.

About NeurogesX, Inc.

NeurogesX (Nasdaq: NGSX) is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. Its initial focus is on chronic peripheral neuropathic pain, including PHN, painful HIV-DSP and PDN. NeurogesX’s late stage product portfolio is led by product candidate NGX-4010, a dermal patch designed to manage pain associated with peripheral neuropathic pain conditions, that the company believes offers significant advantages over other pain therapies.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements regarding the timing of potential commercial launch of NGX-4010; the timing of filings for regulatory approval and the indications potentially being sought in such filings; the indications for which NGX-4010 may be approved for use; the potential markets for NGX-4010; the potential efficacy and benefits of NGX-4010; the potential use of data from the recently completed clinical trial in HIV-DSP to support efficacy; and NeurogesX’ plans to commercialize NGX-4010, including with respect to sales force plans and plans to enter into commercial partnerships. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, data from the recently completed clinical trial in HIV-DSP may have an effect on the potential regulatory approval of NGX-4010, and approved indications of such approval, if any; positive results in certain clinical trials may not be sufficient to obtain FDA or European regulatory approval; subsequent analysis of data from NeurogesX’ past clinical trials may cause the results to be viewed less favorably as compared to the initial analysis of such results; past results of clinical trials may not be indicative of future clinical trials results; NGX-4010 may have unexpected adverse side effects or inadequate therapeutic efficacy; physician or patient reluctance to use NGX-4010, if approved, or the inability of physicians to obtain sufficient reimbursement for such procedures; potential alternative therapies and changing standards of care; maintaining adequate patent or trade secret protection without violating the intellectual property rights of others; NeurogesX’ ability to obtain additional financing; NeurogesX’ ability to obtain and maintain future commercial partnerships; and other difficulties or delays in clinical development, obtaining regulatory approval, market acceptance and commercialization of NGX-4010. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.